CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of all references to our firm included in or made a part of this Post-Effective Amendment, including the reference to our firm under the heading “Financial Highlights” in the OPTI-flex DYNAMIC Fund’s Prospectus.

McCurdy & Associates CPA’s, Inc.

Westlake, Ohio

April 29, 2004